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                                                                    EXHIBIT 23.4

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference to the Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan of Premier Laser Systems, Inc. for the registration of 500,000 shares of its Class A Common Stock, of our reports dated October 21, 1997, except for Note 10 as to which the date is November 18, 1997, and October 11, 1996, except for Note 10 as to which the date is November 21, 1996, with respect to the financial statements of Ophthalmic Imaging Systems included in its Annual Reports (Form 10-KSB) for the years ended August 31, 1997 and 1996, respectively, and included in the Current Report on Form 8-K of Premier Laser Systems, Inc. dated February 25, 1998, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP


Sacramento, California
March 16, 1998